Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of October 11, 2007 by and among NetScout Systems, Inc., a Delaware corporation (“NetScout”), Bradley Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Network General Central Corporation, a Delaware corporation (“NetGen”), Network General Corporation, a Delaware corporation (“NetGen Opco”), and Silver Lake Partners, L.P., a Delaware limited partnership, and TPG Starburst IV, LLC, a Delaware limited liability company, in each case solely in its capacity as a representative of the stockholders of NetGen (each, in such capacity, a “Stockholders Representative”), and this Amendment amends that certain Agreement and Plan of Merger dated as of September 19, 2007 by and among NetScout, Merger Sub, NetGen, NetGen Opco and the Stockholders Representatives, as amended on October 1, 2007 (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, in accordance with Section 10.04 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as specified herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendments.

(a) Section 1.01(a) of the Merger Agreement is hereby amended by deleting the definition of “Bring-Down Date” and inserting the following definition in lieu thereof:

““Bring-Down Date” shall mean October 18, 2007.”

(b) Section 1.01(a) of the Merger Agreement is hereby amended by deleting the definition of “NetGen Excess Transaction Expenses” and inserting the following definition in lieu thereof:

““NetGen Excess Transaction Expenses” shall mean any NetGen Transaction Expenses that are in excess of the NetGen Transaction Expenses Threshold.”

(c) Section 1.01(a) of the Merger Agreement is hereby amended by adding the following definition:

““NetGen Transaction Expenses Threshold” shall mean an amount of NetGen Transaction Expenses equal to (a) if the Closing Date is October 18, 2007, $1,142,500 or (b) if the Closing Date is any date after October 18, 2007, $1,631,200.”

(d) Section 2.06(b) of the Merger Agreement is hereby amended by deleting the phrase “At least three (3) Business Days prior to the Closing” and inserting in lieu thereof “On the second Business Day immediately prior to the Closing Date”.

(e) Section 2.06(c) of the Merger Agreement is hereby amended by deleting the definitions of “Total Cash Consideration” and “NetScout Common Stock Value” and inserting the following definitions in lieu thereof:

““Total Cash Consideration” shall mean an amount in cash equal to $150,000,000, plus (a) the aggregate exercise price or base price, as applicable, for all of the vested portions of the in-the-money NetGen Stock Options and in-the-money NetGen SARs, in each case outstanding immediately prior to the Effective Time, and (b) if the Closing Date is any date after October 18, 2007, $1,000,000, minus (x) the amount of the NetGen Excess Transaction Expenses, if any, paid or incurred by NetGen or any NetGen Subsidiary prior to Closing and (y) the NetGen Indebtedness to Sponsors.”

““NetScout Common Stock Value” shall mean the average of the closing price of one share of NetScout Common Stock on the Nasdaq Global Market over the 10 trading days ending three (3) Business Days immediately prior to the Closing Date, as reported by The Wall Street Journal.”

(f) Section 2.06(f) of the Merger Agreement is hereby amended in its entirety and the following text is hereby inserted in lieu thereof:

“(f) NetGen Deferred Share Awards. Immediately prior to the Effective Time, NetGen shall issue the aggregate number of shares of NetGen Common Stock that, prior to the date of this Agreement, have been reserved for issuance under the Deferred Compensation Agreements to (a) either the NetGen Deferred Compensation Trust or (b) the individuals that are parties to the Deferred Compensation Agreements (but solely to the extent such individuals agree to such issuance to them instead of the NetGen Deferred Compensation Trust).”

(g) The last sentence of Section 2.10(b) of the Merger Agreement is hereby amended in its entirety and the following text is hereby inserted in lieu thereof:

“Immediately prior to the Effective Time, the vested portion of all of the then outstanding out-of-the-money NetGen SARs and the unvested portion of NetGen SARs shall be canceled without any payment made therefor.”

(h) ARTICLE VII of the Merger Agreement is hereby amended by adding the following sections:

“7.15 Exemptive Relief. On October 9, 2007, NetScout submitted a letter to the SEC requesting that the consolidated financial statements of NetGen and the NetGen Subsidiaries described in clause (i) of the definition of “Financial Statements” herein be permitted to satisfy the requirements of Rule 3-05 of Regulation S-X under the Securities Act with respect to the financial statements of NetGen required to be filed by NetScout after the Closing pursuant to Item 9.01(a) of Form 8-K promulgated by the SEC (the “Exemptive Relief”). NetScout shall (a) use its reasonable best efforts to obtain the Exemptive Relief from the SEC as soon as practicable, (b) keep NetGen informed on a reasonably current basis with respect to any correspondence and discussions with the SEC with respect to the Exemptive Relief (including delivery of copies of any such correspondence to NetGen) and (c) consider in good faith the recommendations of NetGen and its advisors with respect to any correspondence and discussions with the SEC relating to the Exemptive Relief.

7.16 Certain Bonus Payments.

(a) NetScout shall make available an aggregate amount equal to $1,550,000 to fund payment of cash amounts to certain of the officers and independent directors of NetGen (the “Eligible Recipients”), and in such amounts (the “Bonus Awards”), each as identified in Section 7.16 of the NetGen Disclosure Schedule delivered to NetScout concurrently herewith, upon the terms and subject to the conditions set forth in this Section 7.16. Each Eligible Recipient and NetScout shall negotiate an agreement setting forth mutually acceptable conditions upon which such Bonus Awards shall be made (the “Bonus Payment Conditions”).

(b) In the event that one or more Eligible Recipients (a) do not satisfy their applicable Bonus Payment Conditions or (b) do not enter into an agreement with NetScout as provided above before November 30, 2007 (the “Bonus Negotiation Deadline”) (such Eligible Recipients, the “Departing Eligible Recipients”), then no later than (x) with respect to Eligible Recipients that are “Departing Eligible Recipients” pursuant to clause (a) of such definition, the dates specified next to each Eligible Recipient in Section 7.16 of the NetGen Disclosure Schedule and (y) with respect to Eligible Recipients that are “Departing Eligible Recipients” pursuant to clause (b) of such definition, no later than five (5) Business Days after the Bonus Negotiation Deadline, NetScout shall pay to the NetGen Stockholders, the holders of vested, in-the-money NetGen Stock Options immediately prior to the Effective Time and the holders of vested, in-the-money NetGen SARs immediately prior to the Effective Time, collectively, an aggregate amount that is equal to 65% of the Bonus Awards of the Departing Eligible Recipients (in aggregate, the “Additional Payment”), with each such NetGen Stockholder, holder of a NetGen Stock Option and holder of a NetGen SAR receiving a portion of the Additional Payment that is equal to the difference between (x) the Total Consideration received by such NetGen Stockholder, holder of a NetGen Stock Option or holder of a NetGen SAR after the Effective Time pursuant to ARTICLE II without giving effect to this Section 7.16 and (y) the Total Consideration that would have been received by such NetGen Stockholder, holder of a NetGen Stock Option or holder of a NetGen SAR pursuant to ARTICLE II if the Total Cash Consideration had been increased at the Effective Time by an amount equal to the Additional Payment. The Additional Payment shall be delivered by checks payable to the NetGen Stockholders and such holders of NetGen Stock Options and holders of NetGen SARs. Any portions of the Additional Payment received by the NetGen Stockholders and such holders of NetGen Stock Options and holders of NetGen SARs will be treated as an adjustment to the Merger Consideration received by each such NetGen Stockholder, holder of a NetGen Stock Option or holder of a NetGen SAR.”

(i) Section 10.01 of the Merger Agreement is hereby amended in its entirety and the following text is hereby inserted in lieu thereof:

“10.01 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 9:00 a.m. Eastern time on the later of (a) the date that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in ARTICLE VIII hereof, other than conditions which by their terms are to be satisfied at Closing, (b) October 18, 2007, unless NetScout shall have delivered written notice to NetGen prior to October 18, 2007 requesting a Closing Date of November 1, 2007, in which case the date shall be November 1, 2007, or (c) such other date and/or time as the parties may mutually agree. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day in which the office of the Delaware Secretary is closed.”

2. Effectiveness and Ratification. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, the terms of the Merger Agreement are hereby ratified and confirmed and remain in full force and effect.

3. Effect of Amendment. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement as amended by this Amendment.

4. Descriptive Headings. The descriptive headings of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

6. Governing Law. All questions concerning the construction, validity and interpretation of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Agreement and Plan of Merger as of the date first written above.

NETSCOUT SYSTEMS, INC.

By:	/s/ David P. Sommers
Name:	David P. Sommers
Title:	Chief Financial Officer and Senior Vice President, General Operations

BRADLEY MERGER SUB, LLC

By:	/s/ David P. Sommers
Name:	David P. Sommers
Title:	Vice President

Signature Page to Amendment No. 2 to Merger Agreement

NETWORK GENERAL CENTRAL CORPORATION

By:	/s/ Robert Schlossman
Name:	Robert Schlossman
Title:	Senior Vice President

NETWORK GENERAL CORPORATION

By:	/s/ Robert Schlossman
Name:	Robert Schlossman
Title:	Senior Vice President and General Counsel

Signature Page to Amendment No. 2 to Merger Agreement

SOLELY IN ITS CAPACITY AS “STOCKHOLDERS REPRESENTATIVE”:

SILVER LAKE PARTNERS, L.P.

By:	Silver Lake Technology Associates, L.L.C.,
its General Partner

By:	/s/ Kenneth Hao
Name:	Kenneth Hao
Title:	Managing Director

Signature Page to Amendment No. 2 to Merger Agreement

SOLELY IN ITS CAPACITY AS “STOCKHOLDERS REPRESENTATIVE”:

TPG STARBURST IV, LLC

By:	TPG Partners IV, L.P.,
its Manager

By:	TPG GenPar IV, L.P.,
its General Partner

By:	TPG Advisors IV, Inc.
its General Partner

By:	/s/ Richard Boyce
Name:	Richard Boyce
Title:	Partner

Signature Page to Amendment No. 2 to Merger Agreement

The following schedule to the Agreement and Plan of Merger, as amended, has been omitted in accordance with item 601(b)(2) of Regulation S-K.

NetGen Disclosure Schedule

Section 7.16 – Eligible Recipients

NetScout Systems, Inc. will furnish supplementally a copy of the omitted schedule to the Securities and Exchange Commission upon request, provided however that NetScout Systems, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for the schedule so furnished.